Exhibit 21.1

FAIRMOUNT SANTROL HOLDINGS INC. AND SUBSIDIARIES

LIST OF SUBSIDIARIES AS OF DECEMBER 31, 2016

Name of Subsidiary	Jurisdiction of Organization
Fairmount Santrol Holdings Inc.	Delaware
FMSA Inc.	Delaware
Fairmount Santrol Inc.	Delaware
Fairmount Minerals Sales de Mexico, S. de R.L. de C.V.	Delaware
Santrol de Mexico, S. de R.L. de C.V.	Mexico
Santrol Australia Pty. Ltd.	Mexico
Best Sand Corporation	Australia
Best Sand of Pennsylvania, Inc.	Ohio
Cheyenne Sand Corp.	Ohio
Construction Aggregates Corporation of Michigan, Inc.	Michigan
Standard Sand Corporation	Michigan
Specialty Sands, Inc.	Michigan
Lake Shore Sand Company (Ontario) Ltd.	Michigan
Fairmount Water Solutions, LLC	Ohio
Mineral Visions Inc.	Ohio
Technisand, Inc.	Delaware
Technisand Canada Sales Ltd.	Canada
Santrol Europe ApS	Denmark
Wisconsin Industrial Sand Company, LLC	Delaware
Wisconsin Specialty Sands, Inc.	Texas
Alpha Resins, LLC	Ohio
Technimat LLC (90%)	Ohio
Santrol (Yixing) Proppant Co. Ltd (70%)	People’s Republic of China
Wedron Silica Company	Ohio
Wexford Sand Co.	Michigan
Fairmount Minerals, LLC	Ohio
Black Lab, LLC	Ohio
Self-Suspending Proppant LLC	Delaware
Shakopee Sand LLC	Minnesota
FML Alabama Resin, Inc.	Ohio
FML Resin, LLC	Ohio
FML Sand, LLC	Ohio
FML Terminal Logistics, LLC	Ohio
Fairmount Logistics LLC	Texas

***	Percentages in parentheses indicate Fairmount Santrol Holdings Inc.’s ownership.